Exhibit 99.4

DIH Reports First Half Fiscal 2024 Financial Results

NORWELL, MA – February 20, 2024 DIH Holding US, Inc. (“DIH”)(NASDAQ:DHAI), a leading global robotics and virtual reality (“VR”) technology provider in the rehabilitation and human performance industry, today reported financial results for the six months ended September 30, 2023.

Recent Highlights

●	Revenue of $27.3 million for the 6 months end September 30, 2023, representing growth of 57.7% over the prior year period
●	Revenue from device sales in the 6 months end September 30, 2023 increased by 73.9%
●	Publicly listed on Nasdaq Global Markets following completion of the business combination with Aurora Technology Acquisition Corp (ATAK) on February 7, 2024
●	Introduction of the Armeo®Spring Pro to the upper extremity device portfolio

“We are very pleased with the Company’s performance in the first half of Fiscal Year 2024 as we’re continuing to penetrate new and existing markets, seeing strong growth momentum throughout the first two quarters after strong growth in the prior year “ said Jason Chen, Chairman and CEO of DIH. “I’m excited by the significant growth opportunities ahead of us as we begin to operate as a publicly traded company; and look forward to connecting with the many valued stakeholders in DIH’s mission to advance our vision for a transformative rehabilitative care model.”

First Half 2024 Financial Results

Revenue for the six months ended September 30, 2023 increased by $10.0 million, or 57.7%, to $27.3 million from $17.3 million for the six months ended September 30, 2022. The overall increase was primarily due to a net increase in devices sold of $9.0 million, or 73.9%, which consisted of an increase in sales to third-party customers. The increase in devices revenue was driven by higher sales volume in Europe, the Americas and Asia. Services revenue represented an increase of $0.8 million, up 16.1% compared to the prior period. Other revenues represented an increase of $0.2 million, up 76.1% compared to the prior period.

Changes in foreign currency exchange rates had a favorable impact on our combined net sales in six months ended September 30, 2023, resulting in an increase of approximately $0.7 million. This was mainly driven by fluctuations in Euro valuations throughout the period.

Cost of sales for the six months ended September 30, 2023 increased by $7.7 million, or 109.7%, to $14.7 million from $7.0 million for the six months ended September 30, 2022. The Cost of Goods for device sales increased by $5.0 million, which is directly correlates to the increase in device sales and related margins remained relatively constant in local currency. The additional increase in cost of sales is mainly driven by an increase of $0.7 million in inventory reserve for slow moving parts as well as $2 million services parts costs.

Selling, general and administrative expense for the six months ended September 30, 2023 increased by $1.8 million, or 15.8%, to $13.7 million from $11.8 million for the six months ended September 30, 2022. The increase was primarily due to professional service and IT costs increase of $2.5 million related to audit, legal and other professional services in preparation for the anticipated business combination with ATAK and becoming a publicly listed company, and investment in finance capacity in preparation for public company reporting obligations, and offset by decreases in bad debt allowance and overhead expenses.

Research and development costs for the six months ended September 30, 2023 decreased by $0.1 million, or 2.4%, to $3.8 million from $3.9 million for the six months ended September 30, 2022. The decrease was primarily due to a decrease in consulting costs, research and development materials and services of $0.3 million offset by slight increase in personnel expenses of $0.2 million.

As of September 30, 2023 DIH’s cash and cash equivalents amounted to $2.0 million.

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the functioning of millions of people with disability and functional impairments. DIH is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers , DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry.

Caution Regarding Forward-Looking Statements

This press release contains certain statements which are not historical facts, which are forward-looking statements within the meaning of the federal securities laws, for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements made with respect to the business combination, the services offered by DIH and the markets in which it operates, and DIH’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions provided for illustrative purposes only, and projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the inability of the parties to consummate the proposed business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement, failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of DIH; the inability to maintain the listing of the DIH’s securities on Nasdaq; costs related to the proposed business combination; While DIH may elect to update these forward-looking statements at some point in the future, DIH specifically disclaims any obligation to do so.

Investor Contact

Greg Chodaczek

332-895-3230

Investor.relations@dih.com

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED) (in thousands)

	As of September 30, 2023	As of March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$1,987	$5,560
Restricted cash	501	415
Accounts receivable, net of allowances of $901 and $1,771, respectively	4,891	6,079
Inventories, net	8,170	6,121
Promissory note - related party	405	-
Due from related party	119	7,400
Other current assets	5,611	5,210
Total current assets	21,684	30,785
Property, and equipment, net	632	826
Capitalized software, net	2,293	2,203
Other intangible assets, net	380	380
Operating lease, right-of-use assets, net	4,887	3,200
Deferred tax assets	-	1
Other assets	46	39
Total assets	$29,922	$37,434
Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$5,638	$3,200
Employee compensation	3,684	3,678
Due to related party	-	7,322
Current maturities of long-term debt	1,472	1,514
Revolving credit facilities	10,931	12,976
Current portion of deferred revenue	8,992	9,374
Current portion of long-term operating lease	1,675	1,255
Advance payments from customers	9,918	6,878
Accrued expenses and other current liabilities	12,692	12,411
Total current liabilities	55,002	58,608
Long-term debt, net of current maturities	-	489
Non-current deferred revenues	3,906	2,282
Long-term operating lease	3,238	1,970
Deferred tax liabilities	409	391
Other non-current liabilities	3,281	2,748
Total liabilities	$65,836	$66,488
Commitments and contingencies (Note 15)
Equity (Deficit):
Net parent company investment	(39,093)	(32,977)
Accumulated other comprehensive income	3,179	3,923
Total (deficit)	$(35,914)	$(29,054)
Total liabilities and (deficit)	$29,922	$37,434

See accompanying notes to the condensed combined financial statements.

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED) (in thousands)

	For the Six Months Ended September 30,
	2023	2022
Revenue	$27,314	$17,325
Cost of sales	14,736	7,028

Gross profit	12,578	10,297
Operating expenses:
Selling, general, and administrative expense	13,713	11,837
Research and development	3,763	3,857
Total operating expenses	17,476	15,694
Operating loss	(4,898)	(5,397)
Other income (expense):
Interest expense	(500)	(411)
Other income (expense), net	(430)	325
Total other income (expense)	(930)	(86)
Loss before income taxes	(5,828)	(5,483)
Income tax expense (benefit)	278	(34)
Net loss	$(6,106)	$(5,449)

See accompanying notes to the condensed combined financial statements.

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED) (in thousands)

	For the Six Months Ended September 30,
	2023	2022
Net loss	$(6,106)	$(5,449)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(314)	1,486
Pension liability adjustments	(430)	(226)
Other comprehensive (loss) income	(744)	1,260
Comprehensive loss	$(6,850)	$(4,189)

See accompanying notes to the condensed combined financial statements.

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(UNAUDITED) (in thousands)

	Net Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
Balance, March 31, 2022	$(30,503)	$4,081	$(26,422)
Net loss	(5,449)	-	(5,449)
Other comprehensive income, net of tax	-	1,260	1,260
Net transactions with parent	(4)	-	(4)
Balance, September 30, 2022	$(35,956)	$5,341	$(30,615)

	Net Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
Balance, March 31, 2023	$(32,977)	$3,923	$(29,054)
Net loss	(6,106)	-	(6,106)
Other comprehensive loss, net of tax	-	(744)	(744)
Net transactions with parent	(10)	-	(10)
Balance, September 30, 2023	$(39,093)	$3,179	$(35,914)

See accompanying notes to the condensed combined financial statements.

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED) (in thousands)

	For the Six Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(6,106)	$(5,449)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	211	235
Allowance for doubtful accounts	(870)	97
Allowance for inventory obsolescence	708	(121)
Gain on disposal of fixed assets	-	(3)
Pension contributions	(324)	(296)
Pension (income) expense	136	(245)
Foreign exchange (gain) loss	428	(320)
Noncash lease expense	1,000	935
Noncash interest expense	2	68
Deferred income tax	12	(89)
Changes in operating assets and liabilities:		-
Accounts receivable	2,004	1,996
Inventories	(2,470)	(1,568)
Due from related parties	-	(60)
Due to related parties	-	(1)
Other assets	(150)	(916)
Operating lease liabilities	(898)	(798)
Accounts payable	1,840	754
Employee compensation	(81)	316
Other liabilities	74	424
Deferred revenue	1,604	206
Advance payments from customers	2,992	7,847
Accrued expense and other current liabilities	(2)	735
Net cash provided by operating activities	110	3,747
Cash flows from investing activities:
Purchases of property and equipment	(49)	(15)
Proceeds from sale of property and equipment	62	-
Payments to related party for promissory note	(405)	-
Net cash used in investing activities	(392)	(15)
Cash flows from financing activities:
Payments on credit facilities	(2,679)	(1,462)
Payments on long term debt	(625)	(465)
Net cash used in financing activities	(3,304)	(1,927)
Effect of currency translation on cash and cash equivalents	99	(262)
Net decrease in cash, and cash equivalents, and restricted cash	(3,487)	1,543
Cash, and cash equivalents, and restricted cash - beginning of year	5,975	3,687
Cash, and cash equivalents, and restricted cash - end of year	$2,488	$5,230
Cash and cash equivalents - end of year	$1,987	$4,832
Restricted cash - end of year	501	398
Total cash, and cash equivalents, and restricted cash - end of year	$2,488	$5,230
Supplemental disclosure of cash flow information:
Interest paid	$498	$346
Supplemental disclosure of non-cash investing and financing activity:
Settlement of related party receivables and payables	$7,322	$-

See accompanying notes to the condensed combined financial statements.